
                                                                   EXHIBIT 4.4

                                 AMAX GOLD INC.
                             PERFORMANCE SHARE PLAN

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 I.   Definitions.........................................................    2

 II.  The Plan

      2.1  Purposes.......................................................    6
      2.2  Administration.................................................    7
      2.3  Participation..................................................    7
      2.4  Shares Reserved for Plan.......................................    7

 III. Awards under the Plan

      3.1  Awards.........................................................    8
      3.2  Performance Objectives.........................................    8
      3.3  Unit Disbursements in Settlement of Performance Units..........    9
      3.4  Restricted Stock, Restricted Stock Units, and PARS.............    9
      3.5  Dividend Equivalents and Dividends.............................    10

 IV.  Other Provisions

      4.1  Adjustments upon Corporate Changes.............................    11
      4.2  Rights of Participants and Beneficiaries.......................    12
      4.3  Colorado Law Governs...........................................    13
      4.4  Withholding....................................................    13
      4.5  Amendment and Termination of Plan and Awards...................    13
      4.6  Unfunded Status of Awards......................................    14
      4.7  Restrictions under Rule 16b-3..................................    14
      4.8  Effective Date.................................................    14

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

  Amax Gold Inc. does hereby establish the Amax Gold Performance Share Plan for the benefit of its eligible Participants (as herein defined) for the purposes hereinafter set forth.

I. DEFINITIONS

1.1 Definitions.

  (a) "Award" shall mean the allocation to a Participant of Performance Units, the grant of Restricted Stock and Restricted Stock Units (including as PARS), and the grant of Dividend Equivalents.

  (b) "Beneficial Owner", with respect to any securities, shall mean any person who, directly or indirectly, has or shares the right to vote or dispose of such securities or otherwise has "beneficial ownership" of such securities within the meaning of Rule 13d-3 and Rule 13d-5 (as such Rules are in effect on February 1, 1993) under the Exchange Act, including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that (i) a person shall not be deemed the Beneficial owners of any security as a result of any agreement, arrangement or understanding to vote such security
(A) arising solely from a revocable proxy or consent solicited pursuant to, and in accordance with, the applicable provisions of the Exchange Act and the rules and regulations thereunder or (B) made in connection with, or otherwise to participate in a proxy or consent solicitation made, or to be made, pursuant to, and in accordance with, the applicable provisions of the Exchange Act and the rules and regulations thereunder, in either case described in clause (A) or clause (B) above whether or not such agreement, arrangement or understanding is also then reportable by such person on Schedule 13D under the Exchange Act (or any comparable or successor report), and (ii) a person engaged in business as an underwriter of securities who acquires securities through its participation in good faith in a firm commitment underwriting registered under the Securities Act of 1933 shall not be deemed to be the Beneficial Owner of such securities until the expiration of forty days after the date of such acquisition.

  (c) "Beneficiary" shall mean (i) in the event of the disability or incompetence of a Participant, the person or persons who shall have acquired on behalf of such Participant by legal proceeding or otherwise the right to receive the benefits specified under this Plan, or (ii) in the event of a Participant's death, the person, persons, trust or trusts which have been designated by such Participant in his or her most recent written beneficiary designation filed with the Compensation Committee to receive the benefits specified under this Plan, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

  (d) "Board of Directors" shall mean the Board of Directors of the Company.

  (e) "Change in Control" shall mean the occurrence of any of the following events:

    (i) any person other than AMAX Inc. ("Amax") is or becomes the Beneficial Owner directly or indirectly, of securities of the Company representing 20 percent or more of the combined voting power of the Company's then-outstanding securities (a "20% Beneficial Owner"); provided, however, that
  (a) the term "20% Beneficial Owner" shall not include any Beneficial Owner who has crossed such 20 percent threshold while Amax owns more of the combined voting power of the Company's then-outstanding securities than such Beneficial Owner or such Beneficial Owner crossed such 20% threshold solely as a result of an acquisition of securities directly from the Company, or solely as a result of an acquisition by the Company of Company securities, until, in each case, such time thereafter as such person acquires additional voting securities other than directly from the Company and, after giving effect to such acquisition, such person would constitute a 20% Beneficial Owner and owns more of the combined voting power of the Company's then-outstanding securities than Amax owns; and (b) with respect to any person eligible to file a Schedule 13G pursuant to Rule 13d-1(b)(1)(ii) under the Exchange Act with respect to Company securities (an "Institutional Investor"), there shall be excluded from the number of securities deemed to be beneficially owned by such person a number of securities representing not more than 10 percent of the combined voting power of the Company's then-outstanding securities;

    (ii) during any period of two consecutive years beginning after January 1, 1993, individuals who at the beginning of such period constitute the Board of Directors of the Company together with those individuals who first become Directors during such period (other than by reason of an agreement with the Company in settlement of a proxy contest for the election of directors) and whose election or nomination for election to the Board was approved by a vote of at least two-thirds ( 2/3) of the Directors then still in office who either were Directors at the beginning of the period or whose election or nomination for election was previously so approved (the "Continuing Directors"), cease for any reason to constitute a majority of the Board of Directors;

    (iii) the shareholders of the Company approve a merger, consolidation, recapitalization or reorganization of the Company or a reverse stock split of any class of voting securities of the Company, or the consummation of any such transaction if shareholder approval is not obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together owned at least 75% of the combined voting power of the voting securities of the Company outstanding immediately prior to such transaction, with the relative voting power of each such continuing holder compared to the voting power of each other continuing holder not substantially altered as a result of the transaction; provided that, for purposes of this paragraph (iii), such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 75% threshold (or to preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of the Company or such surviving entity or of any subsidiary of the Company or such surviving entity;

    (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition of all or substantially all the assets of the Company; or

    (v) any other event which the Compensation Committee determines shall constitute a Change in Control for purposes of this Plan;

provided, however, that a Change in Control shall not be deemed to have occurred if one of the following exceptions applies:

    (1) Unless a majority of the Continuing Directors and the Compensation Committee determine that the exception set forth in this paragraph (1) shall not apply, none of the foregoing conditions would have been satisfied but for one or more of the following persons acquiring or otherwise becoming the Beneficial Owner of securities of the Company: (A) any person who has entered into a binding agreement with the Company, which agreement has been approved by two-thirds ( 2/3) of the Continuing Directors, limiting the acquisition of additional voting securities by such person, the solicitation of proxies by such person or proposals by such person concerning a business combination with the Company (a "Standstill Agreement"); (B) any employee benefit plan, or trustee or other fiduciary thereof, maintained by the

  Company, Amax or any subsidiary of the Company or Amax; (C) any subsidiary of the Company or Amax; (D) the Company; or

    (2) Unless a majority of the Continuing Directors and the Compensation Committee determine that the exception set forth in this paragraph (2) shall not apply, none of the foregoing conditions would have been satisfied but for the acquisition by the Company of another entity (whether by the merger or consolidation, the acquisition of stock or assets, or otherwise) in exchange, in whole or in part, for securities of the Company, provided that, immediately following such acquisition, the Continuing Directors constitute a majority of the Board of Directors of the Company, or a majority of the board of directors of any other surviving entity, and, in either case, no agreement, arrangement or understanding exists at that time which would cause such Continuing Directors to cease thereafter to constitute a majority of the Board of Directors or of such other board of directors.

Notwithstanding the foregoing, unless a majority of the Continuing Directors and the Compensation Committee determine otherwise, no Change in Control shall be deemed to have occurred with respect to a particular Participant if the Change in Control results from actions or events in which such Participant is a participant in a capacity other than solely as an officer, employee or director of the Company.

  (f) "Change in Control Value" of a Performance Unit, Restricted Stock Unit, a share of Restricted Stock, or a share of Common Stock shall mean the value of a share of Common Stock, determined as follows:

    (i) if the Change in Control in results from an event described in clause
  (iii) of the Change in Control definition, the highest per share price paid for shares of Common Stock of the Company in the transaction resulting in the Change in Control;

    (ii) if the Change in Control results from an event described in clauses
  (i), (ii) or (v) of the Change in Control definition and no event described in clauses (iii) or (iv) of the Change in Control definition has occurred in connection with such Change in Control, the highest sale price of a share of Common Stock on any trading day during the sixty (60) consecutive trading days immediately preceding and following the date of such Change in Control, as reported on the New York Stock Exchange Composite Tape and published in the Wall Street Journal; or

   (iii) if the Change in Control results from an event described in clause
  (iv) of the Change in Control definition, the price per share for which shares of Common Stock are exchanged or redeemed by their holders in connection with a transaction described in such clause (iv).

  (g) "Common Stock" shall mean the Common Stock of the Company, $0.01 par value per share.

  (h) "Company" shall mean Amax Gold Inc. and its successors.

  (i) "Compensation Committee" shall mean the Compensation Committee of the Board of Directors, the members of which are selected by and serve at the pleasure of the Board of Directors; provided, however, that the Compensation Committee shall at all times consist of two or more directors, each of whom is a "disinterested person" within the meaning of Rule 16b-3.

  (j) "Dividend Equivalent" shall mean a right, either freestanding or in connection with another Award, granted to a participant by the Compensation Committee, to receive, on the payment date for a dividend on the Common Stock, an amount equal in value to the dividend that would have been paid on the number of shares of Common Stock specified under such Dividend Equivalent Award if and to the extent that such Award was outstanding on a record date for payment of such dividend. The Compensation Committee may require (or permit a Participant to elect) that such amount be paid in the form of current cash, deferred cash, other property in the case of a non-cash dividend, or as an additional number of Performance Units, shares of Restricted Stock, Restricted Stock Units of shares of Common Stock equal to the number of shares of Common Stock which could have been purchased at their Fair Market Value on the dividend payment date; the term of such requirement (or deferral election) with respect to the form of payment need not be identical to the terms of any Award to which the Dividend Equivalent may relate.

  (k) "Employer" shall mean the Company with respect to its employees and each Subsidiary with respect to its employees.

  (l) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  (m) "Fair Market Value" of a share of Common Stock shall mean the closing price of the Common Stock on the New York Stock Exchange as reported on the Composite Tape and published in The Wall Street Journal, or, if there is no trading of the Common Stock on the date in question, then the closing price of the Common Stock, as so reported and published, on the next preceding date on which there was trading in the Common Stock.

  (n) "PARS" or "Performance Accelerated Restricted Stock" shall mean an award of Restricted Stock or Restricted Stock Units on which certain restrictions and risks of forfeiture generally will expire on a specified date or on an accelerated basis if specified Performance Objectives are met during a Performance Period.

  (o) "Participant" shall mean an officer or other key employee of the Company or a Subsidiary who has been awarded Performance Units, Restricted Stock, Restricted Stock Units or Dividend Equivalents.

  (p) "Performance Objectives" shall mean, for a Participant, the goals established pursuant to Section 3.2 to be achieved by the Company, any specified Subsidiary and/or any specified business entity of the Company or a Subsidiary during a Performance Period.

  (q) "Performance Period" shall mean a period of three consecutive fiscal years (or such other period as may be specified by the Compensation Committee).

  (r) "Performance Unit" shall mean a contingent right, awarded to the Participant by the Compensation Committee to receive one share of Common Stock or, in the sole and absolute discretion of the Compensation Committee, the Value of a Unit, at the end of a Performance Period or on some other date or event specified by the Compensation Committee. The Compensation Committee may specify that either the right to receive a Unit Disbursement of a Performance Unit or the time at which such Unit Disbursement will be made shall be contingent upon the achievement of specified Performance Objectives during a Performance Period.

  (s) "Plan" shall mean this Amax Gold Performance Share Plan.

  (t) "Restricted Stock" shall mean an award of shares of Common Stock subject to restrictions on transferability, a risk of forfeiture and certain other terms and conditions under the Plan or specified by the Compensation Committee (which may include limitations on the right to vote Restricted Stock or the right to receive dividends thereon). The restrictions on and risk of forfeiture of Restricted Stock generally will expire on a specified date, event or on an accelerated basis under certain circumstances specified in the Plan or an agreement relating to the Restricted Stock. The Compensation Committee may, in its sole and absolute discretion award shares of Common Stock subject to no restrictions on transferability or risk of forfeiture.

  (u) "Restricted Stock Unit" shall mean a right, awarded to the Participant by the Compensation Committee, to receive one share of Common Stock or, in the sole and absolute discretion of the Compensation Committee, the Value of a Unit, at a specified date, event or on an accelerated basis under certain circumstances specified in the Plan or an agreement evidencing the Restricted Stock Unit. Settlement of a Restricted Stock Unit may be contingent on continued employment, achievement of specified Performance Objectives, or any other event or events specified by the Compensation Committee.

  (v) "Retirement" shall mean the retirement of a Participant from the employment of an Employer at such Participant's normal retirement date pursuant to the Retirement Plan for Salaried Employees of AMAX Inc. and its Subsidiaries or any other retirement plan of any such Employer, or an early retirement with the approval of the Compensation Committee.

  (w) "Rule 16b-3" shall mean Rule 16b-3 under the Exchange Act, as in effect from time to time, or any other rule promulgated under the Exchange Act which supercedes Rule 16b-3 or concerns the subject matter of Rule 16b-3 as in effect on January 1, 1993.

  (x) "Subsidiary" shall mean any corporation, 50% or more of whose voting power is owned directly or indirectly by the Company.

  (y) "Termination of Employment" shall mean any termination of services other than by reason of transfer to another Employer or to Amax or one of its subsidiaries or to the employment of an entity (herein called a "Non-Participating Subsidiary") which is not an Employer but which is deemed to be a Subsidiary by the Compensation Committee. The employment of a Participant who is on an approved leave of absence in excess of two years shall be considered as terminated as of the commencement of such leave for all purposes of the Plan.

  (z) "Unit Disbursement" shall mean issuance with respect to Performance Units of Common Stock and/or, in the sole and absolute discretion of the Compensation Committee, payment in cash, other Awards or other property of the Value of a Unit, as provided in Section 3.3 or 3.5.

  (aa) "Value of a Unit" with respect to a Performance Unit and Restricted Stock Unit (i) on the date of any Award shall mean an amount of cash equal to the Fair Market Value of a share of Common Stock on that date, or (ii) for all other purposes, shall mean an amount of cash equal to the greater of (x) the Fair Market Value of a share of the Common Stock on the relevant date or (y) the average of the Fair Market Value of a share of Common Stock for that date and for each of the four preceding days on which the Common Stock is traded on the New York Stock Exchange.

II. THE PLAN

2.1 Purposes.

  The purposes of the Plan are to enable the Company and its subsidiaries to attract and retain highly qualified officers and other key employees, to provide added incentive for high levels of achievement to improve the long-term performance of the Company and its Subsidiaries, and to strengthen the mutuality of interests between Participants and the Company's stockholders by providing equity-based incentive awards.

The Plan is intended to achieve these purposes through the award of Performance Units, Restricted Stock and Restricted Stock Units (including awards of PARS), and Dividend Equivalents.

2.2 Administration.

  The Plan shall be administered by the Compensation Committee. Any action of the Compensation Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote or the written consent of a majority of its members.

  Subject to the express provisions of the Plan, the Compensation Committee shall have the authority to construe and interpret the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations relating to the administration of the Plan and to make all other determinations necessary or advisable for the administration of the Plan. The determinations of the Compensation Committee on the foregoing matters shall be conclusive. The duties of the Compensation Committee shall include, but shall not be limited to, approving the participation in the Plan of Participants, selecting Performance Periods, selecting the types, sizes, terms and provisions of Awards (which need not be identical), selecting Performance Objectives for the Company and its Subsidiaries and determining the extent to which Performance Objectives have been met, making disbursements and settlements of Awards, determining whether to grant disbursements and settlements of Awards in shares of Common Stock, the cash equivalent value of such shares or other Awards or property, or a combination thereof, creating trusts, determining whether to defer or accelerate any Unit Disbursement or whether to defer or accelerate the lapsing of restrictions or risks of forfeiture on Restricted Stock or Restricted Stock Units, construing the provisions of the Plan, modifying the terms of any Award, and authorizing the exchange or substitution of Awards. Subject only to compliance with the express provisions of the Plan, the Compensation Committee may act in its sole and absolute discretion in performing the duties specifically set forth in the preceding sentence and other duties under the Plan. No member of the Compensation Committee shall be liable for any action, failure to act, determination or interpretation made in good faith with respect to the Plan or any transaction hereunder.

2.3 Participation.

  Officers and other key employees of the Company or a Subsidiary, including those who also serve as a director of the Company, shall be eligible for selection to participate in the Plan upon approval by the Compensation Committee. Participants shall be selected because they are in a position to have a significant impact on achieving the long term profit and growth objectives of the Company and/or its Subsidiaries. No member of the Compensation Committee shall be a Participant, shall be eligible to receive an Award under the Plan, or shall have received an Award under the Plan at any time within one year prior to appointment to the Compensation Committee. Directors who are not officers or employees of the Company or a Subsidiary are not eligible to participate in the Plan. An individual who has received Awards may, if otherwise eligible, be granted additional Awards if the Compensation Committee shall so determine. Awards granted under the Plan may be terminated or forfeited upon the occurrence of such events or in such circumstances, including at or following a Participant's Termination of Employment, as the Compensation Committee shall specify.

2.4 Shares Reserved for Plan.

  Subject to adjustment as hereinafter provided, the total number of shares of Common Stock reserved and available for issuance in connection with Awards other than Dividend Equivalents under the Plan shall be 850,000; provided, however, that this number of shares available under the Plan shall be reduced by the number of shares issued in settlement of Awards (other than Dividend Equivalents and Awards resulting from the grant of Dividend Equivalents) under this Plan. Shares issued in connection with Dividend Equivalents, whether freestanding or in connection with Performance Units, Restricted Stock Units or Restricted Stock, shall be in addition to the 850,000 shares reserved under the Plan. In no event shall Awards (other than Dividend Equivalents and Awards resulting from the grant of Dividend Equivalents) be outstanding at any one time that have resulted or could result in the issuance of a number of shares of Common Stock in excess of the number then remaining reserved and available for issuance under the Plan. In addition, in no event shall Dividend Equivalents be outstanding at any one time that relate to more than the number of shares then subject to outstanding Awards plus the number of shares otherwise available for future Awards. If any shares of Common Stock subject to an Award (other than Dividend Equivalents and Awards resulting from the grant of Dividend Equivalents) are forfeited or such Award is settled in cash or otherwise terminates without a distribution of shares to the Participant, any shares counted against the number of shares reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, or termination, again be available for Awards under the Plan, provided that the counting of shares of Common Stock against the number reserved and available for issuance under the Plan shall in all respects comply with applicable requirements of Rule 16b-3.

  Any shares of Common Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued shares or treasury shares, provided that shares issued as Restricted Stock shall be treasury shares if the issuance of authorized and unissued shares in such case would not comply with applicable provisions of the Delaware General Corporation Law.

III. AWARDS UNDER THE PLAN

3.1 Awards.

  (a) Performance Units, Restricted Stock, Restricted Stock Units, including Restricted Stock and Restricted Stock Units granted as PARS, and Dividend Equivalents may be awarded in accordance with the provisions of the Plan and on such other terms and conditions as are not inconsistent with the purposes and provisions of the Plan. Awards granted under the Plan may be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan or any award granted under any other plan of the Company or any other right of a Participant to receive payment from the Company or any Subsidiary. Except to the extent an Award is granted in substitution as described in the preceding sentence, and except to the extent consideration is required to be paid under the Delaware General Corporation Law, only services may be required as consideration for the grant of any Award.

  (b) After the Compensation Committee has approved the grant of an Award to a Participant and established the applicable terms and conditions of the Award applicable to such Participant, such Participant shall be given written confirmation of such Award.

3.2 Performance Objectives.

  With respect to any grant of Performance Units or PARS, the Compensation Committee in its sole and absolute discretion shall designate the applicable Performance Period and, prior to or as promptly as practicable after the commencement of such Performance Period, shall establish Performance Objectives for the Company and/or its Subsidiaries for such Performance Period as the Compensation Committee may from time to time determine, taking into consideration the benefits to the Company's stockholders of achievement of such Performance Objectives relative to the aggregate costs of Awards potentially available as a result thereof. The Compensation Committee may specify a range of Performance Objectives, with the making of, or timing of, Unit Disbursements or the timing of the lapse of restrictions and risks of forfeiture on PARS to be dependent upon the achievement of Performance Objectives within such range (subject to Sections 3.3 and 3.4 hereof). Performance Objectives may vary from Performance Period to Performance Period and from Participant to Participant. Performance Periods specified under the Plan may overlap. The Compensation Committee may grant Restricted Stock, Restricted Stock Units or Dividend Equivalents that do not relate to any particular Performance Period and are not contingent on the achievement of Performance Objectives.

3.3 Unit Disbursements in Settlement of Performance Units.

  (a) Unless otherwise specified by the Compensation Committee, the basis for making Unit Disbursements in settlement of Performance Units awarded to a Participant for a given Performance Period, and/or the timing thereof, will be the achievement of specified Performance Objectives for that Performance Period. Unless otherwise determined by the Compensation Committee, the Unit Disbursements to be made upon completion of a particular Performance Period will be a number of shares of Common Stock equal to the product of (i) the number of Performance Units which a Participant has been awarded for such Performance Period multiplied by (ii) a percentage determined based upon the extent to which Performance Objectives for such Performance Period were achieved. The Compensation Committee may provide that Performance Units, with respect to which Unit Disbursements are not to be made upon completion of a Performance Period, be forfeited or be deferred and paid at a specified future date or event, subject to such terms and conditions as the Compensation Committee may specify. The foregoing notwithstanding the Compensation Committee may, in its sole and absolute discretion after completion of a Performance Period, in view of the Compensation Committee's assessment of the Company's strategy, performance of comparable companies, and other circumstances, increase or decrease the number of Performance Units with respect to which Unit Disbursements will be made (at that time or upon completion of any specified additional deferral period) with respect to such Performance Period. If the Compensation Committee, in its sole and absolute discretion, determines to make some or all of such Unit Disbursements in cash or property other than shares of Common Stock, such Unit Disbursements shall be paid in an amount equal to the portion of the Participant's Performance Units to be paid determined in accordance with the agreement evidencing the Award multiplied by the Value of a Unit on the last day of such Performance Period, or as otherwise provided by the terms of the Award.

  (b) Unit Disbursements will be made on the disbursement date designated by the Compensation Committee or as soon thereafter as administratively practicable; provided, however, that the Compensation Committee may, in it sole and absolute discretion, defer a Unit Disbursement date, or may offer and a Participant may elect, prior to completion of the applicable Performance Period, settlement of Unit Disbursements at such other time or times as the Compensation Committee may choose to make available, and any election to defer by a Participant subject to Section 16 of the Exchange Act shall be made in accordance with applicable requirements of Rule 16b-3.

3.4 Restricted Stock, Restricted Stock Units and PARS.

  (a) The Compensation Committee is authorized to grant Restricted Stock to Participants, subject to such restrictions on transferability and other restrictions as the Compensation Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Compensation Committee shall determine. Restricted Stock granted under the Plan shall be evidenced by certificates registered in the name of the Participant and bearing an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company shall retain physical possession of any such certificate, and each Participant awarded Restricted Stock shall have delivered a stock power to the Company, endorsed in blank, relating to the Restricted Stock for so long as the Restricted Stock is subject to a risk of forfeiture.

  (b) The Compensation Committee is authorized to grant Restricted Stock Units to Participants, under which the Participant will be entitled to delivery of a specified number of shares of Common Stock upon expiration of the deferral period specified by the Compensation Committee (or, if permitted by the Compensation Committee, as elected by the Participant). In addition, Restricted Stock Units shall be subject to such restrictions as the Compensation Committee may impose, which restrictions (if any) may lapse at the expiration of the deferral period or at earlier specified times or events, separately or in combination, in installments, or otherwise, as the Compensation Committee shall determine at or after date of grant.

  (c) Except as otherwise determined by the Compensation Committee, upon Termination of Employment (as determined under criteria established by the Compensation Committee) during the period in which Restricted Stock or Restricted Stock Units shall be subject to a risk of forfeiture (as provided in the agreement relating to Restricted Stock or evidencing the Restricted Stock Units), Restricted Stock or Restricted Stock Units that are at that time subject to such risk of forfeiture (which shall not include Restricted Stock Units deferred at the election of the Participant) shall be forfeited; provided, however, that the Compensation Committee may provide, by rule or regulation or in any agreement relating to Restricted Stock or evidencing Restricted Stock Units, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock or Restricted Stock Units will be waived in whole or in part in the event of Termination of Employment resulting from specified causes.

  (d) The Compensation Committee may award Restricted Stock or Restricted Stock Units in the form of PARS. To the extent specified by the Compensation Committee at the time of award of PARS, restrictions on transferability, risks of forfeiture, and other restrictions on a specified number of shares of Restricted Stock or Restricted Stock Units awarded as PARS shall lapse upon completion of a Performance Period and achievement of specific Performance Objectives for that Performance Period. Unless otherwise specified by the Compensation Committee, PARS that are not subject to such accelerated lapse of restrictions as a result of achievement of Performance Objectives shall remain outstanding, with restrictions on transferability, risks of forfeiture, and other restrictions thereon to lapse in accordance with the original terms of such PARS. The foregoing notwithstanding, the Compensation Committee may, in its sole and absolute discretion during or after completion of a Performance Period, in view of the Compensation Committee's assessment of the Company's strategy, performance of comparable companies, and other circumstances, further defer or accelerate the lapse of restrictions on PARS or make an additional grant of Common Stock not subject to restrictions. The Compensation Committee may otherwise accelerate the lapse of restrictions on PARS in its sole and absolute discretion. The Compensation Committee may also grant supplemental cash awards in connection with PARS to offset dividends paid from the beginning of the Performance Period to the date of grant of PARS relating to such Performance Period.

3.5 Dividend Equivalents and Dividends.

  (a) The Compensation Committee may, in its sole and absolute discretion, grant Dividend Equivalents to a Participant, either freestanding or in connection with another Award. A Participant who receives payment of Dividend Equivalents in the form of Performance Units, Restricted Stock Units, Restricted Stock, shares of Common Stock or deferred cash (rather than as a payment at the same time and in the same form as the dividends paid on Common Stock) in accordance with this section shall be entitled to such payment subject to such terms and conditions as may be specified by the Compensation Committee.

  (b) Participants granted Restricted Stock shall be entitled to receive dividends thereon except if, as a condition of the Award, the Compensation Committee requires (or permits a Participant to elect) that (i) all cash dividends on such Restricted Stock be reinvested in additional shares of Common Stock or Restricted Stock (or deemed reinvested in Restricted Stock Units), and
(ii) shares distributed in connection with a stock split or stock dividend and other property distributed as a dividend be retained (or an equivalent cash value treated as reinvested in Restricted Stock Units) and deemed subject to such terms and conditions as may be specified by the Compensation Committee.

IV. OTHER PROVISIONS

4.1 Adjustments Upon Corporate Changes.

  (a) Without limiting the provisions of subsection (b) of this Section 4.1, if the outstanding shares of Common Stock are increased, decreased, or changed into, or exchanged for a different number or kind of shares or securities of the Company upon a reorganization, merger, recapitalization, reclassification, stock split-up, stock dividend, stock consolidation or otherwise, an appropriate and proportionate adjustment shall be made in the number of shares reserved and available for issuance under the Plan, the Performance Units, Restricted Stock Units and Dividend Equivalents theretofore awarded, and the Restricted Stock theretofore awarded (if holders of Restricted Stock would not otherwise be treated substantially the same as other stockholders). In the event the aggregate value of dividends (other than stock dividends treated by the preceding sentence) and distributions made with respect to the Common Stock during any three-month period exceeds 7% of the product of (i) the average number of shares of Common Stock outstanding during such three-month period, multiplied by (ii) the average per share closing price of the Common Stock on the New York Stock Exchange as reported on the Composite Tape and published in The Wall Street Journal during such three-month period, then the number of Performance Units or Restricted Stock Units awarded prior to the end of such three-month period (which did not otherwise receive Dividend Equivalents having a value substantially equal to all of such dividends and distributions) shall be proportionately increased by multiplying such Performance Units or Restricted Stock Units by a fraction, the numerator of which is the amount determined in accordance with clause (ii) of this sentence and the denominator or which is the average per share closing price of the Common Stock on the New York Stock Exchange as reported on the Composite Tape and published in The Wall Street Journal during the five days following the end of such three-month period in which the Common Stock is traded on the New York Stock Exchange.

  (b) Notwithstanding any other provision of the Plan to the contrary, upon the occurrence of a Change in Control, unless the right to the lapse of restrictions and/or risks of forfeiture on outstanding Awards, accelerated delivery of Awards, or the receipt of cash with respect to Awards hereunder is waived or deferred by a Participant by written notice to the Company delivered prior to a Change in Control, all restrictions and risks of forfeiture on Awards (other than those imposed by law or regulation) shall lapse, all deferral periods relating to Awards (including those electively deferred) shall immediately expire, and the Company shall pay to a Participant, in cash, the sum of the following amounts:

    (i) an amount (if any) equal to the product of (x) the Change in Control Value of a Performance Unit or Restricted Stock Unit, multiplied by (y) the number of shares of Common Stock represented by

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

  the total number of Unit Disbursements and Restricted Stock units awarded to the Participant for completed Performance Periods or completed restriction periods which have been deferred or otherwise have not been disbursed, and

    (ii) an amount (if any) equal to the product of (x) the Change in Control Value of a Performance Unit or Restricted Stock Unit, multiplied by (y) the number of shares of Common Stock represented by the total number of Performance Units (other than those as to which a Unit Disbursement has been made) and Restricted Stock Units (including such Performance Units and Restricted Stock Units awarded pursuant to Dividend Equivalent Awards) awarded to the Participant for any Performance Period or restriction period (whether completed or in progress at the time of Change in Control), if he or she is employed by the Company or a Subsidiary on the date immediately preceding the date of the Change in Control; and

    (iii) an amount (if any) equal to the product of (x) the Change in Control Value of a share of Restricted Stock, multiplied by (y) the number of shares of Common Stock represented by the total number of shares awarded as Restricted Stock (including such Restricted Stock awarded pursuant to reinvestment of dividends) awarded to the Participant (who is a Participant on the date immediately preceding the date of Change in Control) for any Performance Period or restriction period (whether completed or in progress at the time of Change in Control).

Any such payment pursuant to this paragraph (b) shall be paid in a lump-sum amount within fifteen (15) days after the date of the Change in Control).

  (c) The Compensation Committee is authorized to make, in its sole and absolute discretion, adjustments in the terms and conditions of, and the criteria included in, Awards, Performance Objectives, Performance Periods, restriction periods, deferral periods, and terms and conditions relating thereto, in recognition of unusual or nonrecurring events (including, without limitation, events described in Section 4.1(a) above) affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.

4.2 Rights of Participants and Beneficiaries.

  (a) Nothing contained in the Plan (or in any documents evidencing an Award) shall confer upon any Participant any right to continue in the employ of his or her Employer or constitute any contract or agreement of employment or interfere in any way with the right of such Employer to reduce such Participant's compensation from the rate in existence at the time of an Award or to terminate such Participant's employment with or without cause, but nothing contained herein or in any document evidencing an Award shall affect any other contractual rights of a Participant. No Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants.

  (b) All settlements of Awards shall be made hereunder only to the Participant or his or her Beneficiary entitled thereto pursuant to the Plan. Neither the Company nor any Subsidiary shall be liable for the debts, contracts, or engagements of any Participant or his or her Beneficiary, and rights relating to Awards under this Plan may not be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding while in the hands of an Employer; nor shall any Participant or his or her Beneficiary have any right to assign, pledge or hypothecate any benefits or rights hereunder.

  (c) No Award shall confer on any Participant any of the rights of a stockholder of the Company (including any right to receive dividends) unless and until shares of Common Stock are registered in the name of such person in connection with such Award.

  (d) No fractional shares shall be issued or delivered pursuant to the Plan or any Award. The Compensation Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

  (e) If a Participant forfeits Restricted Stock with respect to which he or she was required to pay cash consideration in order to satisfy requirements under the Delaware General Corporation Law, the amount of such cash consideration will be repaid to the Participant, upon such forfeiture, without interest.

4.3 Colorado Law Governs.

  This Plan and documents evidencing Awards or rights relating to Awards shall be construed, administered and governed in all respects under and by the laws of the State of Colorado, excluding the conflicts of law rules applicable in the State of Colorado. If any provision of this Plan shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

4.4 Withholding.
  The Employer of any Participant shall have the right to deduct any sums that federal, state, local or foreign tax law requires to be withheld with respect to Awards, Unit Disbursements, or settlement of Awards from any payment relating thereto or other Employer payment to the Participant. If authorized by and subject to rules and regulations of the Compensation Committee, this authority shall permit the Employer to withhold or receive shares or other property and to make cash payments in respect thereof in satisfaction of the Participant's tax obligations, including tax obligations in excess of mandatory withholding requirements. There is no obligation hereunder that any Participant be advised of the existence of the tax or the amount which his or her Employer will be so required to withhold.

4.5 Amendment and Termination of Plan and Awards.

  Notwithstanding anything herein to the contrary, the Board of Directors may, at any time and from time to time, terminate or suspend the Plan or amend or modify any of its provisions and the terms and provisions of any Awards theretofore made to Participants which have not been settled; provided, however, that any such termination, suspension, amendment, or modification of the Plan shall be subject to the approval of the Company's stockholders within one year after such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may be listed or quoted, and provided, further that, without the consent of an affected Participant, no termination, suspension, amendment, or modification of the Plan or any outstanding Award may impair the rights of such Participant under any Award theretofore granted. No Awards may be granted during any suspension of the Plan or after any termination of the Plan.

4.6 Unfunded Status of Awards.

  The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Compensation Committee may authorize the creation of trusts or make other arrangements to meet the Company's obligations under the Plan to deliver cash, shares of Common Stock, other Awards, or other property pursuant to any Award or to provide other benefits, which trusts or other arrangements shall be consistent with the "unfunded" status of the Plan unless the Compensation Committee otherwise determines with the consent of each affected Participant. The trustee of any trust established under the Plan may be authorized to dispose of trust assets and reinvest proceeds in alternative investments, subject to such terms and conditions as the Compensation Committee may specify and in accordance with applicable law.

4.7 Restrictions Under Rule 16b-3.

  (a) Unless a Participant could otherwise transfer an equity security, derivative security, or shares issued upon exercise of a derivative security granted under the Plan without incurring liability under Section 16(b) of the Exchange Act, (i) an equity security issued under the Plan shall be held for at least six months from the date of acquisition, and (ii), with respect to a derivative security issued under the Plan, at least six months shall elapse from the date of acquisition of the derivative security to the date of disposition of the derivative security (other than upon exercise or conversion) or its underlying equity security.

  (b) Awards which constitute derivative securities shall not be transferable by a Participant except by will or the laws of descent and distribution (or to a Beneficiary in the event of a Participant's death) or, if then permitted under Rule 16b-3, pursuant to a qualified domestic relations order as defined under the Internal Revenue Code of 1986 or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder, and, if then required by Rule 16b-3, shall be exercisable during the lifetime of a Participant only by such Participant or his or her guardian or legal representative.

  (c) It is the intent of the Company that this Plan comply in all respects with Rule 16b-3 under the Exchange Act in connection with any Award granted to a person who is subject to Section 16 of the Exchange Act. Accordingly, if any provision of this Plan or any agreement relating to an Award does not comply with the requirements of Rule 16b-3 as then applicable to any such person, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements in order to prevent such person from incurring liability under Section 16(b) of the Exchange Act.

4.8 Effective Date.

  This Plan is effective as of January 1, 1993, for Performance Periods beginning on or after January 1, 1993, and will remain in effect until such time as action may be taken to terminate or suspend the Plan pursuant to
Section 4.5, or until such time as action may be taken to terminate or suspend the Plan pursuant to Section 4.5, or until such time as no shares of Common Stock remain reserved and available for issuance and the Company has no further obligation with respect to any Award granted under the Plan; provided, however, that, on or before December 31, 1993, the Plan shall have been approved by the affirmative vote of the holders of a majority of all outstanding shares of Common Stock entitled to vote thereon at a meeting of Company stockholders, or any adjournment thereof, or by written consent of a majority of the outstanding shares of Common Stock solicited in accordance with Section 14 of the Exchange Act and, in each case, in accordance with applicable provisions of the Delaware General Corporation Law. Any Awards granted under the Plan, as amended and restated, prior to such approval of stockholders shall be effective when granted (unless the Compensation Committee specified otherwise at the time of grant), but no such Award may be settled and no restrictions relating to any Award may lapse prior to such stockholder approval, and if stockholders fail to approve the Plan as specified hereunder, any such Award shall be cancelled.

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